Exhibit 99.2

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Expiration of Tender Offer for

Any and All of its Outstanding 3.95% Guaranteed Notes due 2023

With Approximately $296 Million Having Been Tendered

PHILADELPHIA, PA, December 20, 2022 — Brandywine Realty Trust (the “Company”) (NYSE:BDN) announced today the expiration of the previously announced cash tender offer (the “Tender Offer”) by its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), for any and all of its outstanding 3.95% Guaranteed Notes due February 15, 2023 (the “Notes”). The Tender Offer expired at 5:00 p.m., New York City time, on Tuesday, December 20, 2022 (the “Expiration Date”). As of the expiration of the Tender Offer, $295,699,000 or 84.49% of the $350,000,000 aggregate principal amount of the Notes had been validly tendered and not withdrawn in the Tender Offer (excluding $634,000 in aggregate principal amount of the Notes submitted pursuant to the guaranteed delivery procedures described in the Operating Partnership’s Offer to Purchase, dated December 14, 2022 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery). The Operating Partnership accepted for purchase all of the Notes validly tendered and delivered (and not validly withdrawn) in the Tender Offer at or prior to the Expiration Date. Payment for the Notes purchased pursuant to the Tender Offer is intended to be made on December 21, 2022 (the “Payment Date”).

The consideration to be paid under the Tender Offer will be $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the Payment Date. The total Tender Offer consideration of $299,787,038.90 including accrued and unpaid interest (excluding consideration and accrued and unpaid interest for the Notes delivered pursuant to the Notice of Guaranteed Delivery) will be funded with net proceeds the Company received from the sale of $350,000,000 aggregate principal amount of its 7.550% Guaranteed Notes due 2028, together with cash on hand.

The Notes validly tendered by the Notice of Guaranteed Delivery and accepted for purchase are expected to be purchased on the second business day after the Payment Date, but payment of accrued interest on such Notes will only be made to, but not including, the Payment Date.

It is expected that the Operating Partnership will retire approximately 84.49% of the outstanding amount of the Notes pursuant to the Tender Offer (excluding Notes delivered pursuant to the Notice of Guaranteed Delivery).

The Tender Offer was made pursuant to the Offer to Purchase, the related Letter of Transmittal and Notice of Guaranteed Delivery. BofA Securities and Citigroup acted as Dealer Managers for the Tender Offer. This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer.

The Operating Partnership intends to redeem all of the Notes that have not been tendered in the Tender Offer and the expected redemption date will be January 20, 2023.

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia, Austin and Washington, D.C. markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 164 properties and 23.0 million square feet as of September 30, 2022, which excludes assets held for sale. Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together.

2929 Arch Street, Suite 1800, Philadelphia, PA 19104	Phone: (610) 325-5600 • Fax: (610) 325-5622

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “1995 Act”) provides a “safe harbor” for forward-looking statements. This press release contains statements that are forward-looking, including statements relating to business and real estate development activities, future capital expenditures and financing sources. The Company intends such forward-looking statements to be covered by the safe-harbor provisions of the 1995 Act. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve important risks, uncertainties and other factors that could cause actual results to differ materially from the expected results and, accordingly, such results may differ from those expressed in any forward-looking statements made by the Company or on its behalf. Factors that might cause actual results to differ materially from the Company’s expectations, many of which may be more likely to impact the Company as a result of the ongoing COVID-19 pandemic, are set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.